Exhibit 99.1

Fourth Quarter & Full Year 2008
Earnings
Transcript of Conference Call
February 26, 2009
The following is a transcript of Online Resources’ conference call discussing fourth quarter 2008
Financial and operating results at approximately 5:00 pm ET, February 26, 2009.
This transcript is edited for clarification and readability.
ONLINE RESOURCES

Operator:	Good evening, my name is Marlicia and I’ll be your conference operator today. At this time, I would like to welcome everyone to the Online Resources Fourth Quarter and Full Year 2008 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. Thank you. Ms. Beth Halloran, you may begin your conference.

Beth Halloran:	Thank you to everyone who has joined us today on our conference call for fourth quarter and full year 2008 results. Shortly, Matt Lawlor, Chairman and CEO, Ray Crosier, President and COO, and Cathy Graham, Executive Vice President and CFO, will present Online Resources’ financial and operating performance.

Before we get started, I want to invite you to view our press release in the Press Room on our web site at orcc.com. In addition, we will be referring to several slides that are also available with the press release labeled “Fourth Quarter Earnings Call Slides.” For those of you joining us online, we have incorporated these slides in our web cast, which is accessible in the Investors section of our web site.

But first, as is our practice, I would like to preface our remarks today by taking full advantage of the Safe Harbor provisions of the Securities Litigation Reform Act. The following conference call contains statements about future events and expectations of Online Resources that are forward-looking and involve risks and uncertainties detailed in filings made by the company with the Securities and Exchange Commission. I’ll provide a more detailed review of the Safe Harbor provisions at the end of this call. Now to you, Matt.

Matt Lawlor:	Welcome everyone. Our call today will cover two topics:

•     First, we will review fourth quarter results. In a nutshell, our fourth quarter cash flow and earnings increased nicely over the third quarter of 2008, and we had excellent new client sales. Transaction growth moderated somewhat, however, causing lower than expected revenue.

• Second, as we typically do each fourth quarter, we will take a long-term look at performance and set some new 3 year financial objectives.

I’ll now turn the call over to Cathy to report on our financial results.

Cathy Graham:	Good afternoon everyone. Today I’d like to comment on our fourth quarter and full year 2008 financial results, as well as our already issued guidance for first quarter and full year 2009.

Fourth quarter and full year results, with the exception of GAAP net income, were below our expectations, due to lower than anticipated transaction volumes and average payment amounts during the 2008 holiday season. Ray will give you more details on this in a moment.

GAAP net income for the quarter and year exceeded our expectations because of derivative mark-to-market adjustments that benefited the interest expense line.

Although revenue was lower than expected in the fourth quarter, we were still able to generate a substantial increase in cash flow and earnings over the prior quarter. This
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reflected the permanent and temporary cost control measures we implemented to offset increased revenue uncertainty in the current market environment. Ray will tell you more about these measures as well.

Additionally, we met our goal of achieving a 26 percent Ebitda margin in the fourth quarter, and we stand by our goal of improving that to at least 28 percent by the fourth quarter of 2009.

On a full year basis, revenue increased by 12 percent due to year-over-year adoption and transaction growth, and to a full year of revenue from our ITS acquisition. Although full year Ebitda and pre-tax core net income were flat with 2007 results, both would have been more than $5 million higher if interest rates had stayed at 2007 levels.

(Editors note: 1. lower interest rates had $0.10 per share unfavorable impact on Core EPS compared to $0.24 per share reported for 2008, 2. Core EPS was $0.03 lower than expected in fourth quarter 2008, of which $0.01 was from operations and $0.02 was from year end tax true-ups.)

We strengthened our balance sheet during the fourth quarter, increasing unrestricted cash, equivalents and short term investments by $6.4 million to $24.0 million. This was after repaying another $3.2 million in principal on our senior debt, reducing its balance to $75.4 million.

As you can see from Slide 1, in 2008, we generated $5 million in free cash flow after bank debt service. We expect free cash flow to increase to $8 million in 2009, even after a $6 million increase in scheduled principal repayments.

Slide 1

Continuing to look forward, we are not changing our previously issued guidance for either first quarter or full year 2009.

We are comfortable with our current cost structure and confident we can respond to changing market conditions. And while we have already taken actions to ensure the continuing health of our business and bottom line, we still have additional levers that can be pulled if necessary.
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We anticipate continuing to generate cash and increasing our cash balances and still keep pace with product development, maintaining infrastructure, servicing debt and making scheduled repayments.

That said, we need to recognize that uncertainty has increased in the current environment. This combined with the unusual fourth and early first quarter transaction slowness we experienced, would suggest conservatism. This is particularly applicable to revenue, where we have limited influence over sales cycles and consumer behavior patterns.

We believe that revenue could be at the lower end of our guidance ranges, particularly in the first quarter where we have not had the time to see how some of our upside opportunities play out.

However, given our expectation that we can control costs to produce higher margins on revenue for 2009, we would not make the same suggestion with regard to our earnings measures.

Now, let me turn you over to Ray for his operating update.

Ray Crosier:	Thanks Cathy.

Today I’ll cover three areas. I’ll start with fourth quarter transactions, which were lower than expected, yet pretty much in line with others in the industry. I’ll move to market share advancement, where we really moved the needle with strong sales and renewals. Then I’ll conclude with some comments on how we proactively managed to the bottom line given the uncertain economy, which resulted in the strong sequential earnings growth and increase in cash flow that Cathy highlighted.

As you can see in Slide 2, both Banking and eCommerce payments slowed — but for different reasons. Banking bill payment was adversely affected by how the calendar played out with respect to processing days in the quarter. It could also have been affected by consumers’ view of the economy and how that factored into their payment behavior.

Slide 2

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On the eCommerce side slowness was in “User Paid” payments, the majority of which we get from our Asset Receivable Management, or ARM, clients. You’d think in an economic downturn that this industry would be booming. Actually, it’s just the opposite. Consumer delinquencies are rising and placements are up at our ARM clients. But at this stage of the business cycle, strapped consumers make fewer payments, and for smaller dollar amounts, both of which impact our revenues. Moreover, since a “User Paid” transaction generates dollars for us, instead of cents, that hurt the quarter’s revenue. As the economy recovers, we expect to see this reverse.

Having said all that, January transactions were in line with December’s, and February’s are ahead of January’s. While it’s really too early draw any conclusions from that, they are, nonetheless, positive signs.

Moving to Slide 3 and market share advancement, we had a great quarter. We renewed 11 current top 100 clients, and added 5 major new ones which we expect to move into that group. Banking added Apple Bank, a $7B institution converting to our full suite of banking, payment, and value added services. The second we’ll announce soon. The Banking division also renewed four of their major clients. eCommerce added three big clients, two of which are very large card issuers who purchased web-based collections. We now serve six of the top eleven issuers in the country with that product. Additionally, the team renewed seven of their major clients.

Slide 3

Turning to my last Slide 4, we have been proactively managing to the bottom line for several quarters now, given the uncertainties with this economy. Back in the spring, as a precautionary measure, we imposed a hiring freeze on new headcount. Then in the fall we right-sized the business with a 5% reduction in staff, curtailed non-essential CapEx, and allowed senior management to exchange a portion of their cash compensation for equity. Just recently we reduced salaries 5% to re-align our compensation framework with the current market, and we continue to control discretionary spending. And so you know, we have the flexibility to do more if need be. We will stay ahead of the curve and meet earnings objectives.
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Slide 4

And the way we’ll do that is by serving our clients well and maintaining our high service quality. There we won’t cut back. We continue to travel, meet customers, and expand and deepen relationships. And we will continue to invest in whatever level of infrastructure it takes to meet the needs of our growing business.

Before turning it back to Matt, I’d like to take this opportunity to thank our staff, who has remained positive throughout all the change. They have repeatedly told me with their words and their actions that they believe we are on the right course, and agree with the steps we’ve taken to assure our longer-term success. Their support and continued strong effort is very much appreciated. Now over to you, Matt.

Matt Lawlor:	Thank you Ray and Cathy. As we have done during our fourth quarter earnings call for each of our ten years as a public company, I will review our long-term performance and future financial goals.

Let’s begin with a look back, to better understand our look forward. Turning now to Slide 5, revenue has grown consistently at a compounded annual rate of 31 percent per year. Note in the chart that the grey colored bar shows 2008 actual revenue and 2009 guidance adjusted for interest rates.

Slide 5

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Our new 3 year strategic revenue goal is 10-20 percent, reflecting moderated growth in 2009. In setting this target, we used an average billpay transaction growth rate of 13 percent over the next 3 years, which is in line with most industry analyst forecasts. In addition, our targets factor in increased services per client and appropriate increases in market share, offset by expected pricing declines.

Turning to Slide 6, Ebitda has grown very robustly until 2008, when we were flat. But as Cathy discussed, we expect to exit 2009 at 28% Ebitda margin, giving us the confidence that we can reach our 30% goal for full year 2011.

Slide 6

Next, Slide 7 shows our Core EPS performance. After the sharp decline in 2006 caused by the Princeton acquisition debt, our compound annual growth rate was 30 percent. A number of factors point to substantial growth in core EPS over the next 3 years:
•	First, we expect increased volume over our relatively fixed costs;

•	Second, repayment of debt is accretive;

•	Third, large increases in spending for product development and staffing has tapered off; and

•	Lastly, the drag from interest rate declines and client losses is likely behind us.

Slide 7

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In setting these targets, we are mindful of a number of risks. One cannot ignore the uncertainties in the banking system and in consumer billpay patterns. This is particularly important given its potential adverse impact on revenue growth, where small changes have an amplified impact on the bottom line. We also need to keep a close eye on pricing, though we see unit costs continuing to decline in parallel.

On the upside, I am heartened by the continued demand for our online services in both the banking and commercial markets. We benefit from trends towards outsourcing, conversion of paper to electronic payments, and the use of the web as a cost-efficient sales channel. This also bodes well for our new products and increased market share.

This first series of slides showed how we performed historically. The next 3 slides take a look at how we performed versus expectations. Note that for each period, we state the guidance range and mark the actual with a diamond.

Slide 8 shows that we did a fairly good job at predicting quarterly results. Slides 9 and 10 show that our annual revenue and earnings predictions were in the zone, but at the low end following our acquisition of Princeton.

Slide 8

Slide 9

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Slide 10

While we have done a relatively good job of predicting in the short term, I should add that we could have done better in hitting our 3 year targets. As uncontrollable as the circumstances were, the acquisition-related departures and the interest rate factors equate to approximately $20 million in annual Ebitda that isn’t going to materialize.

In sum, as forecast periods lengthened and the company grew in complexity, our ability to predict future results declined. At the same time, given our recurring business model, our ability to predict future results is much better than most companies.

Slides 11 and 12 compare our performance versus our financial technology industry peers. Using data provided by FT Partners, we show the range of revenue and earnings growth for 49 FinTech companies for each year. Note that the data for each year is divided into quartiles. The horizontal line in column marks the quartile and rank of Online Resources compared to its peers.

Slide 11

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Slide 12

Online Resources has been in the top quartile of performers for both revenue and earnings most of the years 2004-2007. We were more affected by lower interest rates in 2008 than our peers, and fell into the second quartile.

Interestingly, looking forward, the investment analysts rank us conservatively in the second quartile for revenue, but in the top quartile for earnings expectations in 2009, 2010 and for the three year period. While we think we can do better in revenue, we are pleased that they understand the leverage in our model.

Finally, in reviewing our strategic performance, Slide 13 shows our expansion beyond our community banking niche to a powerful, diversified provider of online financial services to multiple complementary markets. Slide 14 highlights the significant growth in our operating metrics over the last 5 years.

Slide 13

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Slide 14

To sum it up, we have truly transformed the company – all the while keeping our financial performance strong relative to historic benchmarks and relative to our peer group. Our track record at predicting our performance is mixed, and we must better account for market and execution uncertainty.

I’d like to turn now to how we plan to deliver on our long-term financial goals of 10-20 percent annual revenue growth, 20-25 percent core EPS growth and 30 percent Ebida margin.

As you can see on Slide 15, we have three key priorities. Our first is to complete our 5-Year Strategic Plan developed in early 2007 after the acquisition of Princeton eCom. At the heart of the plan, we have married our network of banks, with Princeton’s network of billers. This has created meaningful cost synergies and now – as we look forward – sizable potential revenue opportunities.

Slide 15

On Slide 16, we show the strategic growth plan as presented to investors in 2007. We are still only half-way through the plan, but I believe you will see that we are very much on track.
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Slide 16

By the end of 2009, we expect to hit 12 percent consumer adoption of billpay as set forth in the plan. We increased adoption 1 1/2 percentage points last year, but lower interest rates ate up all of the benefit. Assuming rates are at rock bottom and all other factors such as pricing stay equal, I believe we can return about 8 cents per share with every one percent increase in adoption.

In the second phase of the plan, we looked to increase Biller Service Provider (or BSP) market share. Indeed, we have doubled e-commerce revenue since 2006 and expect continued high growth over the next few years. We expect this growth to sharply increase eCommerce division margins, providing further lift to achieve our corporate Ebitda margin target.

Also in the second phase of the plan, revenues from 7 new products built over the past few years are starting to be harvested. Our web-based collections service, for example, has potential annual revenue of $10-$35 million. This is based on a full deployment and slowly rising adoption with confirmed clients, who include 6 of the top 11 credit card issuers in the US. Obviously, we are also looking to increase market share to other consumer credit providers, banks and credit unions, billers and collections firms.

In the final analysis, our level of success in harvesting new products rests with getting the services quickly into the various distribution channels, then getting consumers to adopt them. We know these fundamentals well, and are looking to adapt our bank consumer marketing to these new channels.

We are mid-way through the 5 year strategic growth plan, so we are just entering the third phase. We have started technology and business development to position our unique online debit capabilities. We have also invested in new advanced CRM capabilities to cultivate and support cross-division opportunities.

Finally, as a continuing growth plan priority, we have looked to build market share – both organically and by acquisition. Here, I am really excited about the possibilities. In addition to the substantial increase in e-commerce market share that I’ve already discussed, we’re making great progress in the banking market. I believe we have a
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winner in our highly integrated, customizable Internet Banking offering at a value that no core processor can match.

Turn now to Slide 17, it is more important than ever to execute on our fundamentals. That means leveraging on our relatively fixed cost base, with recurring usage fees to drive increased cash flow and profit.

Slide 17

Note the little plus sign beside our 30 percent Ebitda goal. We want you to know that we have not given up on achieving margins in the mid-thirties. This is achievable under better interest rate circumstances and adoption of some of our new high margin “SaaS” products.

Cathy has already shown you cash flow expectations in 2009, and our current cash position. We have a comfortable cushion in covering our debt and are confident we can keep it that way with our relatively visible business model.

I appreciate that investors are concerned about the level of debt and the impact it has on our stock price. But there is a silver-lining – it certainly keeps us focused! Debt reduction will also have a major accretive affect over the next few years as we pay it off.

Turning now to our third long-term priorities: navigating choppy waters. Slide 18 shows how we look at the uncertainty associated with our weakened economy. Under normal conditions, our business model gives us a lot of financial visibility. The current down economy obviously increases uncertainty.
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Slide 18

Managing in this environment requires that we be proactive and constantly vigilant – as Jeff Immelt of GE says, “quarterly meetings become monthly, monthly meetings become weekly, weekly meetings become daily.” Thankfully, at Online Resources, Ray insists that we keep the meetings short.

Ray has already described some of the cost initiatives we have taken – and I echo his comments on how well our staff has responded.

But not all of our cost control is tactical. We are also addressing our costs strategically. Slide 19 shows that we’ve made great progress in developing our end-to-end online payments network. When we combined with Princeton, about 25 percent of electronic banking payments were captive to our biller network at little or no cost. Today, over 50 percent of these payments are processed “in network.” We are confident that we can do 70 percent or more.

Slide 19

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Please turn now to Slide 20, the final one in our presentation – yes, let me join you in a rousing cheer! There are several take-aways from this strategic review:

First, our financial performance has been relatively strong, and barring further economic shocks, recent slowing in growth should reverse.

Second, our strategy is right on and worth seeing through. We’ve made the investment as fellow shareholders. Now, let’s reap the return.

Slide 20

Finally, I’d like to acknowledge that twenty years ago this past week this company was founded. We started on a bootstrap and the trust of clients, staff and shareholders. That trust was built on transparency and a genuine desire to do the right thing over the long-term. I’d like to thank all of you who have made this journey possible. The best is yet to come.

We’d be happy to answer your follow-up questions.

The following transcript of the fourth quarter 2008 earnings call Q&A is edited for clarification and readability.

Operator:	Thank you. We’ll pause a moment to compile the Q&A roster. Your first question comes from Derek Queen (Old Lane). Your line is now open.

Derek Queen:	Hi, Matt. Thanks. Can you talk a little bit about pricing? You said price declines are in line with the past at 5%, and costs are in line with that, but can you just elaborate a little more?

Matt Lawlor:	Yes, you’re right Derek. Declines have been about 5%, as we normally see between 4 to 6% year-over-year quarterly declines. Last quarter, we saw no change in pricing, and this quarter we saw only 2%. Now I don’t want to get too optimistic, but there may be some parallels perhaps with online banking. There were pricing declines as that product took off. There was a lot of leverage against fixed cost as prices came down. Then they began to decelerate.

It’s premature to say that we’re getting this deceleration in bill pay pricing, but there are some signs Nonetheless, we kept the basic 4 to 6% cost declines in our long-term
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projections. Remember, too, that we’re levering on those declines, where margins are in fact increasing despite the price decline assumptions of 4% to 6%.

Derek Queen:	Secondly, I want to go back to the guidance you gave for 2009 Ebitda and specifically reference a slide that you put up during your Analyst Day presentation. You’ve gone through some of this already, but I want to better understand how you get from just over $30 million in Ebitda in 2008 to $40 million in 2009 considering the challenging environment. I’m referencing slide 81 titled “Metrics History” where it appears that the only segment that really posted revenue growth was Biller Paid.

Slide 81

Matt Lawlor:	Please give us a moment to access slide 81 and I’ll let Cathy chime in as needed. Remember when you look over 2008 and 2007, year-to-year growth was 12%. This growth was impacted hugely by clients that departed our platform due to acquisitions on our part or acquisitions of their businesses by others.

And then there was also the huge negative impact of interest rates going into 2009, Interest rates, for example, went down $5 million in revenue and in Ebitda from 2008 to 2007. There is another $4 million in Ebitda that we assume in 2009 versus 2008 caused by declining interest rates. So interest rate declines continue, but is offset by savings.

First we’re not spending anywhere near the levels that we had spent before in terms of new products, advancements, staffing, all of that gearing up, scaling up the company, doesn’t happen any more.

Second, you’ve got — without the interest rate declines other than what we’ve assumed because they’re at rock bottom, the leveraging of almost $0.08 a share from every 1% increase in adoption rate.

So when you put it together — and I went through this before — strategically we’re very comfortable with hitting the Ebitda number of $40 million a year — $40 million versus the roughly $32 million that we came in this year.

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Cathy — are we now getting the slide and maybe we can answer the question directly on that slide? I think I know what you are referring to. It is not that we expect unusual growth in Ebitda from 2008 to 2009 — the point is that 2008 Ebitda was held down
So the combination of increases in operations and cost savings, plus relief from 2008’s large client departures and declining interest rates, gives us the reconciliation.

Derek Queen:	Okay. That’s helpful.

Matt Lawlor:	I don’t want to beat the subject to death, but I don’t believe we’ve answered your questions (Derek) as crisply as possible. If you go to our 2008 Analyst Day slide, Cathy, you will see a very specific reconciliation of how we plan to achieve $40 million in Ebitda versus the $32 million in 2008. The themes (that in my answer) are the same, but this slides details the actual numbers.

Cathy Graham:	Is it Slide 83?

Derek Queen:	I see, yes.

Slide 83

Cathy Graham:	If you want to pull it up you will see that it is primarily the reduction in float earnings, the residual impact of large client losses, but a gain of over $10 million in Ebitda from services revenue growth.

Derek Queen:	Okay. I want to allow other investors the opportunity to ask questions, but I have one more. I have been looking over the slate of candidates put forth by Tennenbaum, and I want to ask why you wouldn’t want a guy like John Dorman on your Board?

Matt Lawlor:	Derek, we would love to answer that question, and we will — but we can’t do that until we file our proxy materials.. So I need to beg off, but we will surely comment on your question when it is legal to do so.

Derek Queen	Thanks very much for your time. I appreciate it.

Operator:	Thank you. Your next question comes from Bob Napoli (Piper Jaffray). Your line is now open.

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Robert Napoli:	Thank you. Good afternoon. Looking at some of the trends on the user paid side, essentially they have declined pretty much straight through every quarter this year. I am just trying to understand, , What do you expect out of the user paid transactions in 2009? Do you expect them to continue to decline that way? Is it all on the collection side? What is driving that sequential quarter decline?

Ray Crosier:	Looking back several quarters, it’s relatively flat until 4Q08. But as I mentioned earlier in my comments, that particular segment of our business is really a lagging not a leading indicator. Think all the way back to 1Q08, as the economy worsened, people were dealing with pay cuts, all the negative media coverage all kinds of wild and crazy things going on out there in the real world. Sure enough, delinquencies go through the roof. We’ve all read about the astronomical delinquencies for card issuers right now.

Unfortunately, people don’t have the money to pay those debts. So while the pipeline is starting to build within the ARM and collection industries, they don’t get more transactions. It’s like trying to squeeze more and more dollars out of a rock.

So we think what we’re going to see is as the economy makes the flip, whenever that is, that (deferred delinquency payment) bulge starts to reverse itself and our transactions go the other way. They go north. When that’s going to be? Your guess is probably as good as mine. We don’t know, but we continue to add new clients which hopefully will either keep us flat or slightly increase our numbers while we wait for that to happen.

Robert Napoli:	Okay, you’re correct that the transactions are flat. I guess the revenue has declined. On pricing, where the revenue per transaction is still extremely high relative to anything else that you have? Do you expect that to continue to decline? Is that a mix issue or is it a pricing issue?

Ray Crosier:	Bob, it’s a function of the dollar size of the transaction. If someone pays a $500 debt or bill, we earn more than if someone pays a $50 debt or bill. So as I mentioned, we’re not only seeing fewer transactions, but the dollar size have gone down. Therefore our dollars per transaction (fees) have gone down. You hit the nail on the head — in the rest of our business, where we’re charging cents per (transaction), you can drop transactions and it doesn’t have much of a (revenue) effect. But in this particular segment (collections), you drop transactions and dollar size, you see it — as you actually saw it in 4Q08.

Robert Napoli:	Let me ask, on the biller paid side conversely, the trend there is actually better than what we thought and the pricing. The revenue per transaction, has actually gone up each quarter. Now why has the revenue per transaction increased? Is it new customers with different products or new products? What is driving that increase and what do you expect in 2009?

Ray Crosier:	Bob, that’s exactly what it is. It’s all about mix. We’ve added some new clients and we’re actually into two verticals that we typically haven’t been in. The transaction mix is something in between the dollars (per transaction) that we see in “user paid”, and lower cents (per transaction) that we’re typically seeing in the “biller paid”. So we’re getting a pick-up there.
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Robert Napoli:	Okay. Then just one last question. Although a number of other people have written down goodwill, you have not this quarter. Why not? And if you have to in the future, is there any effect on any of your banking covenants?

Cathy Graham:	We went through the analysis on an annual basis as of October and made the same analysis again as of 12/31/08 given (the then current) share price and market cap declines The analysis indicated that we did not have an impairment. That is not to say we will not in the future. If our stock price stays down at the current level or drops even further for a number of other factors, we could have an impairment this year or in the future. However, (in any case) there would be no impact on our debt covenants

Operator:	Thank you. Your next question comes from Glenn Greene (Oppenheimer). Your line is now open.

Glenn Greene:	First question — maybe Cathy can help me with this. How much revenue lift do you think you’ll get from new business that you signed in ‘08 or even early in ‘09, the likes of the Apple Savings and other notable wins? How much incremental revenue could you get?

Cathy Graham:	Glenn, I think in 2009 we’re not going to see numbers materially different from the numbers we’ve given you in the past. If you look at our revenue for the year, somewhere in the neighborhood of 5 to 7% of that revenue comes from people (clients) who are not on our system as of January 1. This is particularly true in our banking Command (product) world, which is more customized with longer implementations. So we’re not going to see these lifts until mid to end of year from a revenue standpoint. I don’t see a huge difference in the ‘08 revenue, but they should be fully on board at the end of ‘09 and in full effect for 2010.

Glenn Greene:	All right. I would like to look at the banking payment transactions. This is similar to some of the earlier questions. If I look at the sequential trends in bill payment, they’ve been running 39 million or so for the last three quarters. What are you factoring in for ‘09 and is there any reason why that hasn’t shown reasonable sequential growth?

Ray Crosier:	As I pointed out in my comments, transactions were weak in fourth quarter, particularly towards the end. They have shown signs of stabilizing, but it’s too soon to tell what, if anything, that means. The economy certainly continues to create a level of uncertainty and therefore lower predictability. But we’re positioned to deliver whatever the transaction level turns out to be. We’re hopeful that it rebounds. If it does, that’s great. If it continues somewhat depressed, then we’ll do whatever it is we need to do to hit our numbers.

Glenn Greene:	You’ve obviously got a certain amount of implicit sequential growth built into your model, because of the revenue numbers that you’re guiding to. This is your biggest revenue line. I’m just sort of wrestling with the fact that it’s been flat sequentially, and we’re in a tough economy. I’m not sure what changes it.

Cathy Graham:	Glenn, let me pick up on this one. We have, for 1Q09 through 4Q09, built in slightly better growth than we had for the 2Q to 4Q period of 2008. The reason I use 2Q to 4Q is that the 1Q to 2Q of 2008 change really had to do with the departure of one of our large banking clients, CNE, that we’ve talked about before.
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Glenn Greene:	Yes.

Cathy Graham:	So we’ve done a step-up from that, but nowhere near the increase that we would consider to be more normalized transaction growth. So it’s a little bit of an increase, but not a huge increase. And that’s why we’re confident that, should that increase not materialize, we can still manage to the bottom line.

Glenn Greene:	Is it a couple of percent a quarter type of thing? Is there any way you could help us, let us know what you’re thinking? Or you don’t want to?

Cathy Graham:	I think if you refer to the slides that we post with regard to the sequential transactions and look at the year-over-year growth for 4Q. What you’ll see is that we’re probably slightly better than that.

Glenn Greene:	Back to the ARM transactions. Similarly, what have you assumed for the 2009 transaction trend going forward? Obviously it’s tough and we don’t really have a light at the end of the tunnel for the economy to get better, or at least we don’t know yet. Are you assuming it gets better or worse than the 1.6 million transactions a quarter?

Cathy Graham:	It has pretty much looked the same , Glenn. We have not assumed that these transactions would grow back to what we would have expected before. We do not anticipate that we would see that reversal in 2009. So we’ve essentially built in transaction growth largely from the addition of new clients and those kinds of things, not for increases or changes in consumer behavior.

Matt Lawlor:	And then there are increases in adoption.

Cathy Graham:	Yes.

Glenn Greene:	Okay. Finally, any notable clients coming up for renewal this year? Do you see a potential change in your business mix?

Cathy Graham:	Not really. As we said before, we’re now at the point where nobody’s more than 3% of our revenue. Our top ten clients only represent about 16%, and we now have our client base, including our large clients, renewing relatively ratably over a three to four-year period of time. We don’t see a clustering of renewals this year or going forward. And given what we’re experiencing in renewals, we don’t expect anything out of the ordinary or anything we should be concerned about.

Glenn Greene:	All right, great. Thank you very much.

Operator:	Thank you. Your next question comes from Wayne Johnson (Raymond James). Your line is now open

Wayne Johnson:	Good afternoon. Could you remind me again — and I apologize for this if you guys have already spoken about it, about the cash flow — what’s the expected cash flow from operations for 2009? And what’s the expected CapEx?

Cathy Graham:	It’s $40 million minus $12 million in CapEx, and $20 million in interest and principal repayments, which would get you to $8 million in free cash flow after that.

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Wayne Johnson:	Where is that 1$2 million going? How is that allocated for capital expenditures?

Cathy Graham:	About 55% to 60% goes to capitalized software development labor, and the remainder is in hardware and software. Matt did mention earlier that we’ve moved away from developing new products, but we are still focused on implementation, product enhancement and infrastructure. So I’d say it’s probably 60/40 software development and the rest is servers and software licensing.

Wayne Johnson:	Got it. There was a mention about the “in network” transactions and, if I was following this correctly, we’re approximately 50% today, is that right?

Matt Lawlor:	Over 50%, yes.

Wayne Johnson:	So can you talk about the economics for a transaction like that versus something that’s “off network”?

Matt Lawlor:	If it’s “off network” it will be in the range of $0.03 – and sometimes $0.04 — $0.05 —where you are paying some intermediary to get the job done. If it’s “in network”, you’re talking practically zero (cost) – defined as up to a quarter or a half cent in terms of incremental cost. So it saves you in the order of$0.03, (or as much as) $0.05 or we use $.04 as a round number (Editors note: use $0.03 per transaction savings).

The bigger benefit, as opposed to a commodity transaction like a typical electronic bill payment, is that with (banking-based) expedited payments. Here you’re really talking very large and substantive margins that come back to the company. Another factor to consider is as we begin to parse payments with the bigger banks, we’re taking payment streams from them to leverage our network and virtually getting 100% margin.

Wayne Johnson:	That’s very helpful color. On the expedited payments, where does that stand? Can you give us any metrics on how you’re doing, what the expectations are for this year compared to where we were at the end of the fourth quarter, that kind of thing?

Matt Lawlor:	The product continues to be in the range announced earlier, butit bounces around. December was in the range of 1% of (eligible) payments that were expeditedt. So at the 500 banks where it’s been deployed, the rule of thumb is about 1% of eligible payments end up being expedited. We get a fee for this service, and share that fee with our client.

There are two big challenges (moving forward), Wayne, where there has not been as much progress until just recently, One challenge has been expanding the eligible billers that can accept an online payment. Just in January, we had two big, big players come on stream. The 1% figure still stays the same, but the number of payments that are eligible goes up. So that’s one key driver.

There is a second key driver where we haven’t yet made as much progress. But the signs are good. That driver is the deployment of expedited payments beyond our current 500 community banking. These include clients that use us for bill pay only, where we have to plug into somebody else’s front-end server for the online banking. So we’re working with the various players to do that. It’s a key priority, particularly in getting to some of the bigger clients that we have.

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Wayne Johnson:	And just one quick follow up on that, how many eligible billers do you have on the expedited system now?

Matt Lawlor:	I way to say it’s the 400 range now.

Wayne Johnson:	400?

Matt Lawlor:	To tell the truth, that is not the best answer First, you must look at the type of payments that are likely to be expedited. For instance, if you don’t pay your gardener on time and he doesn’t cut your grass for an extra two weeks, it’s not the end of the world. On the other hand, if you don’t pay your mortgage on time, there are serious consequences. So using your standard percentage of payments is not the best way to look at expedited payments. What I can say is that with regard to the type of payments that would typically be used for expedited service, we’re in the range of about 25% of where we want to be. So we got some work to do. A couple of big clients that came on stream just recently were very significant (Editors note:
significantly raising that percentage). We’ll get there. As we move that percentage to 60, 70, and finally 100%, it’s going to make the product that much more appealing to the end user and obviously more profitable to our clients and ourselves.

Operator:	Thank you. Your next question comes from Brett Huff (Stephens). Your line is now open.

Brett Huff:	I was doing a little math on incremental Ebitda margins, based on the slide that was referenced earlier from the Analyst Day. The numbers were something like $10 million on $16.5 million of Ebitda versus services revenue growth. And that works out to something like 60% Ebida margin. Is that a fair way to think about incremental margin?

Cathy Graham:	Yes, it is. Let me just expand that a bit and say that this is obviously on an anticipated mix. Certain products have incremental margins that are much higher than that. Others have margins that are much lower than that. But across the board, that’s a pretty good way to look at it.

Brett Huff:	Assuming that we’re starting from that base, if we had to walk to where we are now, obviously we had lower Ebitda in 2008. Does that mean that we’re now anticipating more Ebitda to get to the $40 million? It sort of has to work that way. What mix is that incremental Ebitda? What kind of impact from a percentage of Ebitda basis do the cost cuts have? Do we go to 65% or 70% Ebitda margins? I mean, incremental (Ebitda margin). Can you comment on that?

Cathy Graham:	Brett, I haven’t done the math, but your point is well taken. In order to make up for lower revenue, starting at a lower Ebitda point, obviously you need to get higher incremental margin on your future revenues to wind up at the same place. When I say I haven’t done the math, essentially we’re getting the same margins. It’s not so much a mix issue, and it’s not what I would call a variable cost issue, or variable cost savings. What we’re really talking about here is leveraging over the fixed cost base and extending the time over which we make investments in our fixed cost base. In most cases, we are investing ahead of our revenue growth. But in this case, we’re investing less ahead of that growth. I can look at the math for you, but yes, 65%-68%, something like that. I’ll just use the same process you did and work back into it.

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Brett Huff:	Okay. Then on your guidance for 1Q, Ray mentioned some calendar related issues, and I know that can impact growth numbers. What are you seeing for 1Q from a seasonal and/or calendar point of view, Ray?

Ray Crosier:	Brett, as I mentioned in my comments, February is actually ahead of January on fewer days. So we think that’s a very good sign. Whether or not that continues through the end of the month or the end of the quarter I’m not really sure. I certainly do look at the calendar. When months don’t end on a weekend, and you don’t have holidays on a Thursday where people take off, not only Thursday but Friday, probably better things are going to happen to you than if that was not the scenario. And you can look at the calendar as well as I can, and candidly I don’t see that in 1Q.

Brett Huff:	Okay. Then the last question, can you give us any update on your internal watch list on various banks that are in trouble, or might be bought by somebody else, and sort of relative pluses and minuses and what’s the net outcome from a risk or potential upside point of view?

Matt Lawlor:	I think we’re in pretty good shape, Brett. We do track these lists, obviously. We look at our top 100 clients but we’re so diversified with our revenue right now that it takes on less significance.

We do have three, large clients that we’re keeping an eye on. But they are all well south of 2% of our revenues. In all three cases, there seem to be positive developments and that is good news for Online Resources. I know this has a negative potential for all of us that serve the financial and banking industry. But if you look at our largest clients, they are some of the strongest in the industry. We see some of the potential consolidation affecting us on the downside, but I have a feeling here we’re going to end up stronger because of the (stronger and) larger clients that we have. I think that they will be the drivers of many consolidations because of their strength in capital and so forth. So net-net, who knows? But our watch list is pretty small, it doesn’t seem to be something that is serious right now and in fact there may be a silver lining for us.

Brett Huff:	And the 2% number is collective or individual?

Matt Lawlor:	They are less than 2% each, they’re not collective. But they are well less than 2%.

Brett Huff:	Each.

Matt Lawlor:	Yes.

Brett Huff:	Okay.

Ray Crosier:	Actually, they are about a half of 1% each.

Cathy Graham:	Yes.

Matt Lawlor:	Yes. The two that I’m thinking of fall in that range.

Brett Huff:	Yes.

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Cathy Graham:	Collectively they are all less than two.

Ray Crosier:	That’s 2%.

Cathy Graham:	At least three, but definitely two.

Brett Huff:	Okay, thank you.

Matt Lawlor:	I’ve been rescued by our team! (laughter)

Brett Huff:	All right.

Cathy Graham:	Brett, I’m going to jump back in for a second here and answer your first question again regarding incremental Ebitda margins We just did some number crunching while you were talking. It’s in the mid-70s on an incremental margin basis. I’ll just say again it isn’t direct margin we’re talking about, it’s fixed cost-based.

Brett Huff:	Okay, thank you. That’s all I had.

Operator:	Thank you. Your next question comes from John Kraft (DA Davidson). Your line is now open.

John Kraft:	I want to follow up on something Wayne was talking about and you mentioned, Ray. The Princeton “In Network” percentages, going from 30% to 70% are pretty impressive. Obviously that’s a pretty strategic thing for you. I guess I’m not sure exactly how you’re going to do that. It’s got to be more than simply signing billers. Can you talk little bit more about that?

Matt Lawlor:	It’s Matt. Ray would have answered your question briefer and more articulately (laughter). A lot of our success is good salesmanship. It’s all about working on the ground level. Princeton’s biller network tended to be small and mid-size guys, With Bob Craig’s (GM of the eCom Division) leadership, substantial resources have been focused on expanding that network and endpoints. We’re out there using some technology and leverage to get smaller billers in the network. But most of the growth is coming from the very large billers we are coming into our network . This is one of the benefits of being in the network-type business – we have scale and we‘ve got their attention.

So we’ve had great luck with very large billers. It’s about good salesmanship and legwork. Candidly, too, we started talking about some of our other capabilities and we’ve developed a lot of services and potential services outside of just them being an endpoint.

So again, 70% (“in network” transactions) is the level we think is very doable. Princeton is increasing relationships with the big guys and using their technology leverage with the smaller firms This is through a combination of working with big guys that Princeton wasn’t so strong in — and is now getting strong in — and smaller guys where you use leveraged means to through either technology with automated sign ups for endpoints, and or through partnerships.

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John Kraft:	Okay, that’s helpful. And just a couple clarifications. Ray, the Apple and the unnamed bank, those were command deals and those are going to be implemented sometime in mid to late 2009? Did I hear you correctly?

Ray Crosier:	Actually, Apple is going to go live at the beginning of the fourth quarter. It was the full suite. They bought our ASP service not Command. They bought account opening. They bought call centers. They purchased the whole shebang from us. So that’s a pretty good size client.

With regard to the other deal, we’re working on the announcement now. It’s going to be for account opening, but it’s sizable. It’s in our top 100, or it will be as soon as they go live, and we can probably get lit up a whole lot quicker because of what they bought. So we’re cautiously optimistic that we’ve got plenty more of those in the pipeline.

John Kraft:	Cathy, I don’t want to leave you out here (laughter). The clarification I need from you is about the interest rates. It sort of sounded like you were expecting maybe that interest rates might improve a little bit in 2009. I just wanted to clarify what you’re assuming in the guidance?

Cathy Graham:	Thank you for not leaving me out (laughter). I’m glad you didn’t hurt my feelings. We have planned for absolutely no interest rate increases in 2009.

Matt Lawlor:	And indeed in our long term plans regarding revenue growth, (increased interest rates drive) very little bit in 2010, very little bit in 2011. Nowhere near, frankly, where I think interest rates are going. Because it doesn’t matter what Lawlor thinks. We have to live with the reality that we have now, reset our business, and continue to make the necessary adjustments as we go forward.

Operator:	Thank you. Your next question comes from Tom McCrohan (Janney Montgomery). your line is now open.

Tom McCrohan:	I really have just two clarification questions. On the 5% salary reductions, can you quantify that in dollar terms? How much that saved you, and what we can expect going forward this year for any incremental salary reductions?

Ray Crosier:	It was $2 million.

Tom McCrohan:	And going forward it sounded like you had some more flexibility, That’s got to tough, but it’s obvious the employees are supportive and excited about future prospects. How far can you go with future reductions? Have you guys talked about that with the employee base?

Ray Crosier:	That’s not on the list of triggers that we intend to pull. We’ve done that already. We’ve reduced some of our staff, and certainly that had its impacts. We’ve now reduced salaries, and that’s had its impact.

You need to understand that employees have told us they are much better off with salary cuts than seeing their coworkers lose their jobs and having to work even harder to get the tasks done. This solution also better serves our clients, and the 5% pay cut just aligns us with the rest of the market in today’s economy. But while we could go there, I suspect we’re done .

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We’ve got other cost saving initiatives on the list, and, we’ll move those levers if and when they are needed. Hopefully, we won’t have to make any further adjustments.

Tom McCrohan:	That $2 million. Is that a quarterly number or annual number?

Ray Crosier:	Annual. It’s 11 months at $43 million per year in salary.

Tom McCrohan:	Lastly, Cathy, on the operating data – the quarterly metrics on page 5 of the press release, did those metrics get restated from the ones that you published at the Analyst Day? There seems to be a little difference.

Cathy Graham:	Yes. We did restate them a little. You’ll recall at the Analyst Day that we had some data that was labeled preliminary. Because we had not gone through and pushed through some of the changes. We’ve now completed that.

Tom McCrohan:	Fair enough. Thanks very much.

Operator:	Thank you. Your next question is a follow-up question from Brett Huff. Your line is now open.

Brett Huff:	I had one more clarification on that income statement. Could you just give us some guidance on the interest expense, debt issuance cost, and other expense line? Can you just walk us through that, Cathy?

Cathy Graham:	Yes. Absolutely. This is a mark-to-market adjustment which we run through the interest expense line. The reason this has flipped so much is that we had such an adjustment of about $2.8 million with our preferred stock – related derivative in 4Q08. There was actually quite a significant decline in the company’s share price between 3Q08 and 4Q08. That’s effectively what drove the revaluation of that derivative. So we’re looking at quite a high number flowing through —.that and interest rates, of course.

Brett Huff:	Is that the $2.9 million or $0.10 (per share) in the (core net income) reconciliation?

Cathy Graham:	I’m looking at the reconciliation now.

Brett Huff:	Changing the value of theoretical swap derivative?

Cathy Graham:	Yes, that’s it.

Brett Huff:	Okay, thank you.

Operator:	Thanks to you. There are no further questions. Thank you at this time.

Matt Lawlor:	Thank you everybody. We look forward to our first quarter results and I’ll turn it now over to Beth Halloran who will read the Safe Harbor statement.

Beth Halloran:	As a reminder of our intent to take advantage of the Safe Harbor provisions, any statement in the preceding conference call that is not a statement of historical fact maybe deemed to be a forward-looking statement. These statements include forecasted growth in Online Resources customer base, increases in transactions being processed

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by customers and growth in the number of consumers using online banking and bill paying services.

Other forward looking statements include those regarding Online Resources business outlook for 2009 and beyond and statements containing words such as anticipate, believe, plan, estimate, expect, seek, intend, and other similar words that signify forward-looking statements.

We encourage you to review Online Resources detailed periodic filings with the Securities and Exchange Commission for a full disclosure of risks and uncertainties. Thank you for joining us and this concludes our call.

Operator:	This now concludes today’s conference call. You may now disconnect.
END

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